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         Distribution and Retailing

[SUPERVALU Logo]

         PO Box 990
         Minneapolis, MN 55440
         612 828 4429

                                 News Release


FOR IMMEDIATE RELEASE
                                                      CONTACT:  Yolanda Scharton
                                                            PHONE:  612-828-4540
                                          EMAIL:  yolanda.scharton@supervalu.com


                  SUPERVALU INC. ADOPTS SHAREHOLDER RIGHTS PLAN
                          WITH "TIDE" REVIEW PROVISION



MINNEAPOLIS, MN - April 14, 2000 - SUPERVALU INC. (NYSE: SVU) announced today that its Board of Directors has adopted a Shareholder Rights Plan under which SUPERVALU will distribute one preferred stock purchase right for each outstanding share of Common Stock held by stockholders of record on April 24, 2000. The plan contains a three-year independent director evaluation (TIDE) provision whereby a committee of the company's independent directors will review the plan at least every three years. If a majority of the independent directors deem it appropriate, it may be recommended to the Board that the plan be modified or terminated.

The company said that the Shareholder Rights Plan was not adopted in response to any specific effort to acquire control of the company. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. Under the new plan, the rights will become exercisable if a person or group, with certain exceptions as set forth in the plan, acquires beneficial ownership of 15 percent or more of the outstanding voting stock of the company. Further details of the plan are outlined in a letter that will be mailed after the record date to all stockholders. The rights may be redeemed by the Board of Directors for $0.01 per right and will otherwise expire on April 12, 2010.


SUPERVALU is a fast-growing supermarket retailer currently holding the 10th largest position in the industry and is this nation's largest food distributor to supermarkets. SUPERVALU operates 194 price superstores under the Cub Foods, Shop `n Save, Shoppers Food Warehouse, Metro and bigg's banners and 838 limited assortment stores including 662 licensed locations under the Save-A-Lot banner, and 85 other supermarkets, under the names